A Message from ADP's Leadership


ADP: Driving Superior Results
Carlos Rodriguez
President and CEO

Technology Transformation


ADP: Technology Transformation

Vote the White Proxy Card


ADP: Vote the White Proxy Card
VOTE FOR ALL
PROXY CARD
VoteADP.com

SEC Proxy Filings   Important Information